UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 11, 2008

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123
(Address of principal executive offices, including zip code)

(858) 571-5555
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Robert J. Scroop as Executive Officer

On February 11, 2008, Robert J. Scroop resigned as our vice president of new product delivery and as an officer of the Company.

On February 14, 2008, we entered into a Separation Agreement with Mr. Scroop, pursuant to which he will remain employed by us for a transitional period until August 14, 2008. The Separation Agreement provides the following benefits to Mr. Scroop:

(a)   While he remains employed with us, Mr. Scroop will be paid or furnished, as applicable:

(i)    his base salary at his most recent rate of pay ($220,500 annually), less all applicable taxes, on a biweekly basis payable on the company’s normal pay schedule; and

(ii)   the officer level benefits which he enjoyed while serving as an officer of the Company, including (1) executive supplemental term life insurance , (2) payment of premiums for standard medical and dental insurance, and (3) reimbursement for any out of pocket medical expenses for Mr. Scroop and his family, as well as other expenses, in both cases as governed and limited by the Company’s executive reimbursement policy.

(b)   After the termination of Mr. Scroop’s employment he will receive:

(i)    a severance amount equal to six months base salary at his  most recent rate of pay ($220,500  annually), less all applicable taxes, on a biweekly basis payable on the company’s normal pay schedule;

(ii)   reimbursement of up to 18 months of COBRA premiums for health and dental insurance;

(iii)  extension of his supplemental executive reimbursement benefits for 18 months, or until the date he secures full-time employment, whichever occurs first; and

(iv)  an extended period of time in which to exercise his vested stock options equal to nine months from his termination date.

The summary of benefits set forth above is qualified in its entirety by reference to the Separation Agreement filed as Exhibit 99.1 to this report and incorporated herein by reference.

Appointment of Chief Financial Officer, and Vice President of New Product Delivery

On February 14, 2008, our board appointed Kurt L. Kalbfleisch as our chief financial officer.  Mr. Kalbfleisch had been serving as our interim chief financial officer since August 7, 2007.  Mr. Kalbfleisch will continue to serve as our vice president of finance.  In connection with his appointment as chief financial officer, Mr. Kalbfleisch’s annual base salary was increased from $200,000 to $225,000, effective on the date of his appointment.  Mr. Kalbfleisch was also granted an option to purchase 25,000 shares of our common stock pursuant to our 2003 Equity Incentive Plan.  The option will have a three-year term and an exercise price of $1.32, based on the closing price of our common stock on February 14, 2008.  The option will vest over one year in equal monthly installments.  In addition, Mr. Kalbfleisch’s amended and restated retention agreement dated September 27, 2007 will be revised to reflect his new appointment.

On February 14, 2008, our board appointed W. Michael Gawarecki to the additional position of vice president of new product delivery, the position held by Mr. Scroop until his resignation. Mr. Gawarecki previously served as our vice president of operations. In connection with this expanded role as vice president of operations and new product delivery, Mr. Gawarecki’s annual base salary was increased from $246,500 to $270,000.  In addition, Mr. Gawarecki ‘s amended and restated retention agreement dated September 27, 2007 will be revised to reflect his new appointment.

On February 11, 2008, Mr. Scroop’s amended and restated retention agreement dated September 27, 2007 and indemnification agreement dated October 16, 2001 were terminated since Mr. Scroop’s service as an executive officer of the company terminated on that date.  Notwithstanding, in accordance with section 14 (“Binding Effect”) of this indemnification agreement, the indemnification provided under the indemnification agreement shall continue indefinitely for any action taken or not taken while Mr. Scroop served as an executive officer of the Company.

Item 9.01.              Financial Statements and Exhibits

(d)           Exhibits

99.1         Separation Agreement between the company and Mr. Scroop dated February 14, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: February 15, 2008		/s/ Kurt L. Kalbfleisch
	By:	Kurt L. Kalbfleisch
CFO and VP of Finance